Transamerica 10f-3 Report Mid Cap Value
Fund	Offering Date/Trade Date	Issuer/Security	Cusip	Offering Type	Shares	Unit Price of Offering/Price Paid Per Unit	Spread	Total Price Paid	Underwriter From Whom the Fund Purchased	Total Shares Offered	Total Size of the Offering	Total Shares Purchased by Investment Management	Total Price Paid by the Fund Plus Total Price paid For Same Securities Purchased By the Same Sub-adviser	% of Offering
Transamerica Mid Cap Value Fund	1/15/2015	Southwestern Energy Company (SWN) Secondary	84546710	U.S. Registered	10,300	$ 23.00	$ 0.69	$236,900	BofA Merrill Lynch	26,086,957	$600,000,011	1,564,700	$35,988,100	6.00%
BofA Merrill Lynch / Citigroup / J.P. Morgan / Wells Fargo Securities / BMO Capital Markets / BNP Paribas / MUFG / Mizuho Securities / RBS / SMBC Nikko / BBVA / Credit Agricole CIB / RBC Capital Markets / CIBC / Societe Generale / BB&T Capital Markets / Comerica Securities / Fifth Third Securities / Heikkinen Energy Advisors / HSBC / KeyBanc Capital Markets / Macquarie Capital / Piper Jaffray / PNC Capital Markets LLC / Baird / Scotiabank / Howard Weil / Tudor, Pickering, Holt &  Co.

Transamerica Mid Cap Value Fund	3/24/2015	Brixmor Property Group Inc. (BRX) Secondary	11120U10	U.S. Registered	3,900	$ 26.38	$ 0.3957	$102,882	Wells Fargo Securities	22,500,000	$593,550,000	620,500	$16,368,790	2.76%	BofA Merrill Lynch / Citigroup / J.P. Morgan / Wells Fargo Securities
Transamerica Mid Cap Value Fund	3/25/2015	Citizens Financial Group, Inc. (CFG) Secondary	17461010	U.S. Registered	7,500	$ 23.75	$ 0.285	$178,125	Morgan Stanley	135,000,000	$3,206,250,000	1,677,220	$39,833,975	1.24%
Morgan Stanley / Goldman, Sachs & Co. / J.P. Morgan / Citigroup / Credit Suisse / Deutsche Bank Securities / RBS / UBS Investment Bank / Wells Fargo Securities / Barclays / Keefe, Bruyette & Woods / Oppenheimer & Co. / RBC Capital Markets / Sandler O'Neill + Partners, L.P.